For Immediate Release

Contact:
Debi Ethridge Vice President, Finance & Investor Relations (404) 365-2719 dethridge@lodgian.com	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) (703) 435-6293 jerry@dalygray.com

Lodgian Chief Financial Officer Linda Philp to Step Down from Post

ATLANTA, Ga., October 28, 2005—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today announced that Linda Borchert Philp will resign from her position as executive vice president and chief financial officer, effective December 16, 2005. Following her departure date, Philp will stay on as a consultant with the company for up to three days a week through as late as mid-March 2006, to assist with the year-end close, Sarbanes Oxley issues and filing the 10K annual report, or until a suitable replacement is found. The company said it already has begun a formal search for a successor.

Philp served as a consultant to Lodgian beginning in 2001 during the company’s restructuring. She officially joined the company in 2002 as vice president, treasurer, was promoted to vice president, chief accounting officer and treasurer of the company in November 2003 and was promoted to executive vice president and chief financial officer in January 2005.

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“Linda has compiled a very impressive record of success during her four years at Lodgian, playing a key role in our financial restructuring and in strengthening our financial reporting,” said Ed Rohling, president and CEO. “At this point in her career, she has decided to make a change and has voluntarily resigned to pursue other opportunities that will allow her to devote more time to her family. Fortunately, we will still benefit from her counsel and experience, as she will remain as a consultant to the company following her official departure date in mid-December.”

Rohling and Philp will host the company’s third quarter earnings call on Thursday, November 3, at 10 a.m. ET. Interested parties may dial in at (800) 240-2430, reference number 11041198.

About Lodgian

Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 78 hotels with 14,121 rooms located in 29 states and Canada. Of the company’s 78-hotel portfolio, 49 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) 16 are Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and 11 are affiliated with four other nationally recognized hospitality franchises such as Hilton and Carlson (Radisson and Park Inn). Two hotels are independent, unbranded properties. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.

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Forward-Looking Statements

This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “guidance,”“may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements.

Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.